April 26, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("1933 Act"), of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by American Skandia Life Assurance Corporation and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

                                                     Very truly yours,



                                                /s/ William H. Strong
                                                    William H. Strong, FSA, MAAA
                                                    Vice President

Champion IIB